UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2012

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2012, the registrant’s board of directors appointed Michael K. Schroering to fill the vacancy created by the previously reported increase in size of the board from five to six members.

Michael Schroering is the President of The Schroering Company which he founded in 1993. The Schroering Company is a Louisville-based commercial real estate firm specializing in consulting services, site procurement, owner and tenant representation for the sale and leasing of office and industrial space.  Mr. Schroering is also Managing Member of Global Port United, LLC which owns and manages several business parks in the Louisville area with 1,800,000 square feet of developed buildings. Other companies under his leadership have been active in technology and information technology businesses. He is a past president of the Indiana/Kentucky Society of Industrial and Office Realtors (SIOR) and a member of the Society of Industrial and Office Realtors and Certified Commercial Investment Member (CCIM).

Mr. Schroering is the managing director and owner of Leed HR, LLC.  Leed is a Kentucky limited liability company that owns 15,842,410 shares of the registrant’s common stock.  By his ownership in Leed and direct ownership of common stock, Mr. Schroering beneficially owns 16,041,744 shares of the registrant’s common stock.  He has no arrangements, understandings, business or family relationship with any existing member of the registrant’s board of directors or any executive officer.  He will receive compensation as a director in line with the registrant’s current compensation arrangement for non-employee directors, which will entitle him to a monthly retainer fee of $2,000.

Mr. Schroering received a B.A. in Business Administration in Finance and Management from Loyola University (1979) and attended the University of Louisville School of Law (1979 – 1981).

2

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: November 27, 2012	By: /s/ Salvatore J. Zizza
Salvatore J. Zizza
Chairman of the Board and Chief Executive Officer

3